EXHIBIT 3.1.5

         [SEAL]   Dean Heller
                  Secretary of State                           [SEAL]
                  191 North Carson Street, Suite 3
                  Carson City, Nevada  80701-4796
                  (775) 684-5708
                  Important: Read attached instructions before completing form.

              Certificate of Amendment to Articles of Incorporation
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                         For Nevada Profit Corporations
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          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -

1. Name of corporation: IN STORE MEDIA SYSTEMS, INC.
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2. The articles have been amended as follows (provide article numbers, if available):

a. ARTICLE V has been replaced in its entirety to increase the authorized common
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stock from 100,000,000 to 150,000,000 and to increase the authorized preferred
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stock from 5,000,000 to 50,000,000 (see attached "Exhibit A").
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b. ARTICLE VI has been replaced in its entirety to provide that the number of
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directors of corporation shall be determined by the bylaws (see attached
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"Exhibit A").
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3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority .*

4. Signatures (Required):

/s/  Donald P. Uhl                          /s/  Robert Cohen
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President or Vice President          and    Secretary or Asst. Secretary
     Don P. Uhl                                  Robert Cohen

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

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                                   "Exhibit A"
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                                     to the
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              Certificate of Amendment to Articles of Incorporation
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                         of In Store Media Systems, Inc.
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The Board of Directors and the holders of a majority of the issued and outstanding Common Stock of In Store Media Systems, Inc., entitled to vote thereon, approved the following amendments to the Articles of Incorporation at an annual meeting held on September 29, 2000:

ARTICLE V is deleted in its entirety and replaced by the following new ARTICLE
V:

     "FIFTH: The aggregate amount of the total authorized capital stock the corporation shall have the authority to issue is One Hundred Fifty Million (150,000,000) shares of Common Stock, each having a par value of $0.001, and Fifty Million (50,000,000) shares of Preferred Stock, par value $0.001. All stock when issued shall be fully paid and nonassessable. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, and restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a "Preferred Stock Designation") and as may be permitted by the Nevada Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of each series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series."

ARTICLE VI is deleted in its entirety and replaced by the following new ARTICLE
VI:

     "SIXTH: The governing board of this corporation shall be known as directors, and the number of directors vary from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation."